DUANE MORRIS LLP

A Delaware Limited Liability Partnership

By: William S. Kitchen, Esq. (WSK-8966)

744 Broad Street, Suite 1200

Newark, New Jersey 07102

(973) 424-2000

Attorneys for EliteAgents

Mortgage Services, Inc.

and Milestone Capital, Inc.,

Debtors and Debtors-in-Possession

ARENT FOX PLLC

By:

Schuyler G. Carroll, Esq. (SC-0100)

Andrew I. Silfen, Esq. (AIS-1264)

1675 Broadway

New York, New York 10019

(212) 484-3900

Attorneys for the Official Committee of Unsecured Creditors

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEW JERSEY

__________________________________________

In re:

:

Chapter 11

:

EliteAgents Mortgage Services, Inc.

:

Case Nos. 03-41805 (NLW)

Milestone Capital, Inc.,

:

      03-41806 (NLW)

:

Debtors.

:

(Administratively Consolidated)

__________________________________________:

FIRST AMENDED JOINT PLAN OF ORDERLY LIQUIDATION

NWK\94220.1

Elite-Agents Mortgage Services, Inc. (“EliteAgents”) and Milestone Capital, Inc. (“Milestone”)(each a “Debtor” and collectively, the “Debtors” and the Official Committee of Unsecured Creditors (the “Committee”) hereby proposes the following Joint Plan of Liquidation pursuant to Chapter 11 of Title 11 of the United States Code.

ARTICLE 1

DEFINITIONS

For purposes of this Plan of Liquidation and to the extent not otherwise provided  herein, the terms below shall have the respective meanings hereinafter set forth and, unless otherwise indicated, the singular shall include the plural and capitalized terms shall refer to the terms as defined in this Article.  Any term used in the Plan which is not defined below but which  is used in the Bankruptcy Code shall have the meaning assigned to it in the Bankruptcy Code.  Any term used in the Plan that is not defined but which is used in the Bankruptcy Rules shall have the meaning assigned to it in the Bankruptcy Rules.

1.1

“Administrative Claim” means a claim under section 503(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, compensation and reimbursement of expenses for legal and other professional services rendered to or on behalf of the Estate awarded under section 330(a) or 331 of the Bankruptcy Code, or other post Petition Date expenses incurred as arising in the ordinary course of business which have accrued, and remain unpaid, as of the Effective Date.

1.2

“Allowed Administrative Claim” means all or that portion of any Administrative Claim that is or has become an Allowed Claim.

1.3

“Allowed Claim” means a Claim that is: (a) either filed timely or, with leave of the Bankruptcy Court, filed late, and as to which no party in interest files an objection on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or which is allowed by a Final Order of the Bankruptcy Court; or (b) listed on the Debtors’ schedules or any amendments thereto, as undisputed, liquidated and non-contingent and as to which no party in interest files an objection on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; or (c) objected to by a party in interest but such objection has been settled, withdrawn or resolved by a Final Order in favor of the Claimant; or (d) based upon an application of a professional person under §§ 327, 330 and 331 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Bankruptcy Case, to the extent that such application(s) is/are approved by a Final Order; or (e) expressly allowed under the Plan or the Confirmation Order.  Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Claim” shall not include any contingent or unliquidated Claim unless and until such Claim is no longer contingent and unliquidated nor shall “Allowed Claim” include interest on such Claim for the period from and after the Petition Date.

1.4

“Allowed Deficiency Claim” means a Deficiency Claim that is or has become an Allowed Claim.

1.5

 “Allowed Interest” means an Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been or hereafter is listed by the Debtor on its schedules, or any amendments thereto, as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the Confirmation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which an objection has been denied or overruled by a Final Order.

1.6

“Allowed Priority Claim” means all or that portion of a Priority Claim that is or has become an Allowed Claim, other than an Administrative Claim.

1.7

“Allowed Priority Tax Claim” means all or that portion of a Claim entitled to priority under Bankruptcy Code § 507(a)(8) that is or has become an Allowed Claim.

1.8

“Allowed Secured Claim” means all or that portion of any Secured Claim that is or has become an Allowed Claim.

1.9

“Allowed Unsecured Claim” means all or that portion of any Unsecured Claim that is or has become an Allowed Claim.

1.10

“Avoidance Action” means an action or proceeding which seeks to exercise or enforce the rights, remedies, defenses or avoiding powers set forth in Chapter 5 (§ 501 et seq.) of the Bankruptcy Code or other similar laws.

1.11

“Bankruptcy Case” means the within bankruptcy case, styled as In re Lenz & Riecker, Inc., currently pending as Case No. 01-39725 (RG) in the United States Bankruptcy Court for the District of New Jersey.

1.12

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq., and all amendments thereof and additions thereto.

1.13

“Bankruptcy Court” means the United States Bankruptcy Court for the District of New Jersey.

1.14

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure recommended by the Judicial Conference of the United States and prescribed by the Supreme Court of the United States, effective August 1, 1987, in accordance with the provisions of 28 U.S.C. § 2075 of the United States Code, and all amendments thereof and additions thereto.

1.15

“Bar Date” means that date as established by Order of the Bankruptcy Court.

1.16

“Business Day” means any day other than a Saturday, Sunday or “legal holiday” as that term is defined in Bankruptcy Rule 9006(a).

1.17

“Capital Lease” means any agreement pursuant to which the Debtor financed the purchase of personal property whereby the purchase price of the personal property either was or was intended by the parties to be fully financed and paid for over the term of the agreement, and the non-debtor party retained an interest in the personal property which operated or was intended to operate  as a security interest under the applicable provisions of the Uniform Commercial Code.

1.18

“Capital Lease Claim” means any Claim arising out of a Capital Lease.

1.19

“Cause of Action” means any potential right, claim, action, cause of action, counterclaim and/or defense to a Claim which, if prosecuted, may have some value to the Estate or which might constitute Property of the Estate.

1.20

“Claim” shall have the meaning ascribed in section 101(5) of the Bankruptcy Code.

1.21

“Claimant” means a holder of a Claim.

1.22

“Class” has the meaning assigned in Section 3.1 et seq. of the Plan.

1.23

“Committee” means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case.

1.24

“Confirmation” means the entry of an order confirming this Plan in accordance with §1129 of the Bankruptcy Code.

1.25

“Confirmation Date” means the date on which the Confirmation Order is entered on the docket maintained by the Clerk of the Bankruptcy Court.

1.26

“Confirmation Order” means the order issued and entered confirming this Plan pursuant to §1129 of the Bankruptcy Code.

1.27

“Debtors” means EliteAgents Mortgage Services, Inc. and Milestone Capital, Inc.

1.28

“Deficiency Claim” means that portion of a Claim which exceeds the Allowed Secured Claim of a particular Claimant; provided, however, that if the holder of such Allowed Secured Claim or the Class of which such Allowed Secured Claim is a member makes the election provided for in §1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim for such Claim.

1.29

“Distribution” means a distribution of property or cash to the holders of Allowed Claims pursuant to this Plan.

1.30

“Disclosure Statement” means the document filed, or to be filed, in connection with the Bankruptcy Case pursuant to §1125 of the Bankruptcy Code and approved, or to be approved, by the Court as containing “adequate information” as that term is defined in §1125(a)(1) of the Bankruptcy Code, any exhibits annexed thereto and any documents delivered in connection therewith, as the same may be amended or modified from time to time.

1.31

“Disputed Claim” means any Claim: (a) that is listed in the Schedules as disputed, contingent or unliquidated; or (b) as to which (i) a proof of claim has been filed, (ii) an objection, or request for estimation, has been timely filed (and not withdrawn) by any party in interest, and (iii) no Final Order has been entered thereon.  In the event that any part of a Claim is disputed, such Claim in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless a Final Order has been entered allowing such Claim.  Without limiting any of the foregoing, a Claim that is the subject of a pending objection, motion, complaint, counterclaim, setoff, Avoidance Action or other defense, or any other proceeding seeking to disallow, subordinate or estimate such Claim, shall be deemed to constitute a Disputed Claim.

1.32

“Effective Date” means the next Business Day following the date upon which the Confirmation Order becomes a Final Order

1.33

“Equity Holder” means the holder of an Interest.

1.34

“Estate” means the Debtors’ bankruptcy estate created in the Bankruptcy Case pursuant to §541 of the Bankruptcy Code.

1.35

“Final Order” means an order or judgment entered by the Bankruptcy Court, or another court of competent jurisdiction in connection with the Bankruptcy Case, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or to seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending or as to which any right to appeal or to seek certiorari, review or rehearing has been waived in writing in a manner satisfactory to the Debtor.

1.36

“Impaired” shall have the meaning set forth in §1124 of the Bankruptcy Code.

1.37

“Interest” means any “equity security” interest in the Debtor or any “equity security holder,” as those terms are defined in §§ 101(16) and (17) of the Bankruptcy Code, exclusive of any such interests held in treasury by the Debtor, which Interests are identified in the Lists of Equity Security Holders filed by the Debtor in connection with the Bankruptcy Case and/or registered in the stock registers maintained by or on behalf of the Debtor, and as to which Interest no objection has been made or such objection has been denied or dismissed by a Final Order.

1.38

“Leasing” means EliteAgents Leasing, Inc. a wholly-owned sub of Milestone Capital, Inc.  Leasing was a debtor of EliteAgents Mortgage Services, Inc. for software that was developed for Leasing.  Leasing closed during the second quarter of 2003.

1.39

“Liquidating Trustee” means the entity designated by the Committee to manage the post-Confirmation distribution to the holders of Allowed Claims.

1.40

“Person” means an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

1.41

“Petition Date” means September 24, 2003, the date of commencement of the Bankruptcy Case.

1.42

“Plan” means this Plan of Liquidation, and any exhibits annexed hereto and any documents delivered in connection herewith as the same may be amended from time to time by any duly authorized amendment or modification.

1.43

“Priority Claim” means any Claim entitled to priority under §507 of the Bankruptcy Code, other than Administrative Claims.

1.44

“Priority Tax Claim” means any tax claim entitled to priority under §507(a)(8) of the Bankruptcy Code.

1.45

“Professional” means a person: (i) employed pursuant to a Final Order in accordance with §§327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Confirmation Date pursuant to §§327, 328, 329, 330 and 331 of the Bankruptcy Code; or (ii) for which compensation and reimbursement of expenses has been approved by the Bankruptcy Court pursuant to §503(b)(4) of the Bankruptcy Code.

1.46

“Professional Fees” means Claims by professionals retained by the Debtor or the Committee for compensation and reimbursement of expenses pursuant to §§ 330 and 331 of the Bankruptcy Code.

1.47

“Property of the Estate” means all property of the Debtors and the Estate of every type and nature, including without limitation, all post-petition accounts, all general intangibles, all inventory, all machinery, equipment, furniture, furnishings, fixtures, motor vehicles, tools, parts, dies and jigs, all ledger sheets, files, books and records, documents, and instruments (including, but not limited to, computer programs, tapes, and related electronic data processing software), post-petition cash collateral and all of Debtors’ deposit accounts (general or special) with, and all credits and other claims against, any depository bank or banks, or any other financial institution with which Debtor maintains any deposit, all of Debtors’ now owned or hereafter acquired monies, all cash subsequently realized from the sale or liquidation of the Debtors’ assets and property, proceeds derived or to be derived from Avoidance Actions and other litigation, together with interest earned thereon, and any and all other property and interests in property of Debtors and their Estate, all real property and leasehold interests in real property, all cash or non-cash proceeds of any of the foregoing, including insurance proceeds and any accession or addition thereto, and the replacements and products of any of the foregoing.

1.48

“Pro Rata Share” means the proportion that each Allowed Claim in a Class compares to the aggregate amount of all Allowed Claims in such Class calculated in accordance with the provisions of this Plan.

1.49

“Rejection Claims” has the meaning assigned in Section 9.1 of the Plan.

1.50

“Schedules” means the Debtors’ Schedules of Assets and Liabilities and Statement of Financial Affairs, as amended from time to time, filed by the Debtors with the Court pursuant to Bankruptcy Rule 1007.

1.51

“Secured Claim” means a Claim that is (a) listed on the Debtors’ schedules or any amendments thereto, as undisputed, liquidated and non-contingent and as to which no party in interest files an objection on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; (b) secured by a security interest in or lien upon any Property of the Estate that is not void or avoidable under the Bankruptcy Code or other applicable law to the extent of the value as of the Effective Date or such other date as is established by the Court; or (c) such security interest or lien as determined by a Final Order of the Court pursuant to §506(a) of the Bankruptcy Code.

1.52

“Trust Assets” means any and all remaining Property of the Estate as of the Confirmation Date, including, without limitation, the proceeds of the sale of substantially all assets of the Debtors, the Avoidance Actions and the proceeds thereof, if any.

1.53

“Trust Expenses” means all reasonable costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Committee or its designee in the administration of its respective duties under and pursuant to this Plan.

1.54

“Unclaimed Property” means any distributions to creditors that are unclaimed, including, without limitation: (i) cash and checks (and the funds represented thereby) that have been mailed to creditors and returned as undeliverable without a forwarding address; and (ii) checks (and the funds represented thereby) that were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

1.55

“Unsecured Creditor” means the holder of an Unsecured Claim.

1.56

“Unsecured Claim” means a claim that is not secured by Property of the Estate.

ARTICLE 2

GENERAL PROVISIONS AND RULES OF CONSTRUCTION

2.1

Headings.  Headings of the articles, paragraphs and sections of the Plan are inserted for convenience only and shall not affect the meaning of any Plan provision.

2.2

Severability.  Should any provision or section of this Plan be determined to be unenforceable for any reason, such determination shall not impair, limit or otherwise affect the enforceability and operative effect of any other provision or section of this Plan.

2.3

Suppression.  Except as provided in the Confirmation Order, in the event of any inconsistency between any such agreement, document or instrument and the terms of this Plan, the terms of this Plan shall control and govern.

2.4

Entire Agreement.  This Plan supersedes all prior discussions, understandings, agreements and documents pertaining or relating to any subject matter of this Plan.

2.5

Amendment and Modification.  Except as otherwise provided for herein, the Debtor may alter, amend or modify this Plan before or after the entry of the Confirmation Order in accordance with §1127 of the Bankruptcy Code.

2.6

Successors and Assigns.  The rights and obligations of any Person referred to in this Plan shall be binding upon and shall inure to the benefit of the successors and assigns of such Person.

2.7

Governing Law.  Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to the conflicts of law principles thereof.

2.8

Other Materials.  The attention of creditors and equity security holders is directed to the Disclosure Statement approved in connection with this Plan.

2.9

Penalties.  Unless allowed by the Court, no distribution shall be made on account of any Administrative Claim, Priority Claim, Secured Claim or Unsecured Claim for or in satisfaction of any punitive or exemplary damages or on account of any fine, penalty or forfeiture.

2.10

Late Claims.  No Distribution shall be made on account of any Claims filed after the Bar Date, except for Administrative Claims, and except those Claims which specifically allowed by Final Order of the Bankruptcy Court, after notice and opportunity for a hearing.  No distribution shall be made on account of Administrative Claims filed beyond the time frames established in this Plan, except as specifically allowed by Final Order of the Bankruptcy Court after notice and a hearing.

2.11

Rules of Construction.  The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter.

2.12

Compliance.  This Plan is not proposed principally for the purpose of avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

2.13

Computation Of Time.  In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

2.14

Binding Effect.  The provisions of this Plan and the Confirmation Order shall be binding upon all parties-in-interest and all other Persons to the fullest extent permitted by §1141 of the Bankruptcy Code. The provisions of this Plan and the Confirmation Order shall also inure to the benefit of the Debtors, the holders of Claims and Interests and their respective successors, assigns, heirs and personal representatives, whether or not the Claims or Interests are impaired by the Plan and whether or not the holder of any Claim or Interest voted to accept or reject the Plan or was deemed to have accepted or rejected the Plan.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1

Allowed Claims and Allowed Interests shall be divided into the following classes (each a “Class” and collectively, the “Classes”), which Classes shall be mutually exclusive:

3.1.1

Class 1: Class 1 shall consist of all Allowed Priority Claims other than Allowed Priority Claims, under §§507(a)(1), 507(a)(2), and 507(a)(8).

3.1.2

Class 2: Class 2 shall consist of the non-recourse priority claim of Focus Tech Investments.

3.1.3

Class 3: Class 3 shall consist of all Allowed Secured Claims.

3.1.4

Class 4: Class 4 shall consist of all Allowed unsecured Claims including Allowed Deficiency Claims and Claims arising from the rejection of any executory contract.

3.1.5

Class 5: Class 5 shall consist of all Allowed Interests in the Debtor.

ARTICLE 4

TREATMENT OF CLASSES UNDER THE PLAN

The treatment of and consideration to be received by holders of Allowed Claims and Allowed Interests pursuant to this Article IV shall be in full satisfaction, settlement, release and discharge of such holders’ respective Claims against the Debtors and the Estate, except as otherwise provided for by this Plan or in the Confirmation Order.

4.1

Administrative Claims and Priority Tax Claims.  Each holder of an Allowed Administrative Claim or Allowed Priority Tax Claim shall be paid in full in cash on the later of (a) the Effective Date or as soon thereafter as practical or (b) upon such other terms as may be agreed to between the Liquidating Trustee and each such Claimant.  In the event that any Administrative Claim or Priority Tax Claim is: (x) a Disputed Claim on the Effective Date; or (y) a Claim for Professional Fees for work performed and expenses incurred prior to the Effective Date, but which has yet to become an Allowed Administrative Claim, such Claim shall be paid in full in cash within thirty (30) days after such Claim becomes an Allowed Claim or upon such other terms as may be agreed to between the Liquidating Trustee and each such claimant.

4.1.1

Administrative Claims Bar Date.  Except for applicants who have previously filed an application seeking allowance of an Administrative Claim prior to the Confirmation Date, any applicant seeking allowance of an Administrative Claim that arises before the Confirmation Date, including Claims under §§503(b)(2) through (5) of the Bankruptcy Code, but not Administrative Claims for Professional Fees, shall file, within sixty (60) days after the Confirmation Date, an application with the Bankruptcy Court seeking, inter alia, allowance of such Administrative Claim.  Failure to file and serve timely such applications or requests shall result in the disallowance of such Administrative Claims and such Administrative Claims shall be barred forever.  All parties in interest can file objections to any such applications for allowance of Administrative Claims within the time frame provided for in this Plan or as permitted by the Bankruptcy Code, Bankruptcy Rules or further order of the Bankruptcy Court.

4.1.2

Bar Date for Administrative Claims for Professional Fees.      Applications pursuant to §§330 and 331 of the Bankruptcy Code by Professionals for compensation and expenses incurred through the Confirmation Date must be filed within sixty (60) days thereafter.  Failure to file and serve timely such applications or requests shall result in the disallowance of such Administrative Claims and such Administrative Claims for Professional Fees shall be barred forever.  All parties in interest can file objections to any such applications for allowance of Administrative Claims for Professional Fees within the time frame provided for in this Plan or as permitted by the Bankruptcy Code, Bankruptcy Rules or further order of the Bankruptcy Court.

4.2

Class 1 Priority Claims.  Each holder of an Allowed Priority Claim shall be paid in full in cash on the later of (a) the Effective Date and when such funds become available or (b) upon such other terms as may be agreed to between the Liquidating Trustee and each such Claimant.  In the event a Priority Claim is a Disputed Claim on the Effective Date, such Claim shall be paid in full in cash within thirty (30) days after such Claim becomes an Allowed Priority Claim or upon such other terms as may be agreed to between the Liquidating Trustee and the Claimant.  Creditors holding Class 1 Claims are impaired by the Plan.

4.3

Class 2 Claim.  To provide necessary funds for the payment of administrative expenses and fees already incurred and to be incurred in the process of preparing a plan of reorganization and ultimately seeking the Bankruptcy Court’s approval and confirmation eleven creditors (“Administration Fee Creditors”) extended a non-recourse loan in the amount of $50,000 to the Debtors which funds were “earmarked” for the purpose of paying administrative fees of the Debtors’ and Committee’s professionals as allowed by the Court for the preparation and confirmation of a Chapter 11 Plan of Reorganization.  Each Administrative Fee Creditor was entitled to receive a non-recourse Convertible Promissory Note from the Debtor accruing interest at the rate of 6% per annum until maturity, which is a date following the Court’s entry of a Confirmation Order.  In the alternative, each Convertible Promissory Note is convertible following the entry of a Confirmation Order into a specified number of common shares and warrants (including the underlying shares) issued pursuant to Section 1145 of the Bankruptcy Code as being exempt from registration under Section 5 of the Securities Act of 1933.

4.4

Class 3 Claims.  Each holder of an Allowed Class 3 Claim shall be entitled to recover from any bailee, or purchaser, except to the extent otherwise ordered by the Court at the Effective Date, the property that secures such Claim, as the indubitable equivalent thereof, on the later of: (x) the Effective Date or as soon thereafter as practical; or (y) upon such other terms as may be agreed to between the Liquidating Trustee and each such Claimant.  In the event a Class 3 Claim is a Disputed Claim on the Effective Date, such Claim shall be treated as may be ordered by the Court consistent with §1129(b)(2)(A).  Creditors holding Class 3 Claims are impaired by the Plan.  Post-confirmation, the Committee and the Liquidating Trustee shall be authorized to challenge all asserted claims, and to negotiate settlements with the Committee’s approval.

4.5

Class 4 Claims.  Each holder of an Allowed Unsecured Claim shall be paid, pro rata,  on the later of:  (a) the date on which Allowed Administrative Claims, Allowed Priority Tax Claims and creditors holding Allowed Class 1 and 3 Claims are paid in full or as soon as thereafter practical; (b) the Effective Date or as soon thereafter as practical or (c) upon such other terms as may be agreed to between the Liquidating Trustee and each such Claimant.  In the event an Unsecured Claim is a Disputed Claim on the Effective Date, such Claim shall be paid pro rata in cash within thirty (30) days after such Claim becomes an Allowed Unsecured Claim or upon such other terms as may be agreed to between the Liquidating Trustee and the Claimant.  Creditors holding Class 4 Claims are impaired by the Plan.

4.6

Class 5 Interests.  All Interests shall be subordinated in all respects to all distributions to all other Classes made under this Plan.  After all post-confirmation expenses are paid in full, including, without limitation, the fees and expenses of the Liquidating Trustee, the Liquidating Trustee and the professionals employed or retained by the Liquidating Trustee, the Interests shall be extinguished.  There will be no surplus for distribution.  Holders of Allowed Interests are impaired by the Plan.

ARTICLE 5

IDENTIFICATION OF CLASSES OF CLAIMS THAT ARE NOT

IMPAIRED UNDER THE PLAN

5.1

Claims in Class  2 described above, are not impaired under this Plan.  Accordingly, each holder of a Claim or Interest in this Classes is conclusively presumed to have accepted the Plan in respect to such Claims and, as a result, solicitation of acceptance with respect to such Classes is not required under the Bankruptcy Code.

5.2

Claims in Classes 1, 3, 4 and 5, as described above, are impaired under this Plan and each holder of an Allowed Claim or Interest in such Class is entitled to vote to accept or reject the Plan.

ARTICLE 6

MEANS FOR IMPLEMENTING THE PLAN

6.1

The Plan shall be implemented and executed in accordance with the procedures set forth below:

6.1.1

Substantive Consolidation

The Plan provides for substantive consolidation and merger of the Debtors’ estates.  As of the Confirmation Date, only one consolidated and merged estate shall exist and all assets of and claims against either of the estates shall be considered to be owned by or against the merged estate.

6.1.2

Authority To Effectuate The Plan.

On the Confirmation Date, the Debtors shall be authorized to take whatever action is necessary to achieve consummation and carry out the provisions of the Plan and to effectuate distributions required hereunder without further application to or order from the Bankruptcy Court.

6.1.3

Merger or Exchange Agreement

On March 24, 2004, the Court approved the Order Authorizing Sale of Designation Rights and Certain Intangible Assets of the Debtor to Focus Tech Investments, Inc. and Granting Other Related Relief (“Designation Rights Order”).  The Court granted to Focus the right to present a plan of reorganization and reorganization structure.  The charges of auditing and legal fees incurred by the Debtor were agreed to be the responsibility of Focus to the extent such fees were awarded by the Court.

The reorganization structure proposed by Focus, pursuant to its Designation Rights, anticipates an exchange agreement (the “Exchange Agreement”) with Telestone Technology Co., Ltd., a Hong Kong company whose subsidiary is located in Beijing, P.R. China (collectively referred to as “Telestone”).  Telestone was founded in 1997 and is a provider of wireless coverage and infrastructure solutions in China and other international markets for wireless telecommunications.  Telestone is primarily engaged in the research, development, production, sales and marketing of wireless telecommunications coverage system equipment and coverage solution designs and related engineering and installation services.  In the event that an Exchange Agreement cannot be completed with Telestone, the Board of Directors is authorized under the Plan to enter into an Exchange Agreement with another corporate entity which meets the following criteria, to-wit:

1.

Management must have verifiable experience in operating and growing companies with at least one member of Senior Management to have experience in operating a public company.

2.

Company must have qualified independent directors.

3.

Management does not have a history of any criminal or securities fraud.

4.

Company must have a well-defined and realistic business plan.

5.

Technology companies must have patent protection and must have started beta testing of their product, or the company must have the financial resources to complete this phase of their development.

6.

Company must have completed a current audit conforming to US GAAP, or the Company must have engaged a qualified audit firm and must verify that the audit can be completed satisfactorily in a timely manner.

Under the reorganization and Plan, the Board of Directors would be directed and ordered to approve and execute an Exchange Agreement which provides for and restructures the Company as follows, to-wit:

1.

Milestone Capital, Inc. will be re-domiciled (incorporated) in Delaware and renamed as provided in the Exchange Agreement as part of the plan of reorganization without the need of shareholder approval upon actual closing of an Exchange Agreement;

2.

The current Board of Directors, their terms as both a Director and Officer, and any current Officers are terminated and their replacements appointed as provided in the Exchange Agreement without the need of shareholder approval as of the actual closing of the Exchange Agreement;

3.

The capital structure of the Company shall be reduced to no greater than the 100,000 common shares issued and outstanding from the Company’s authorized shares under its Articles of Incorporation.  The Board of Directors would be authorized to amend the Articles of Incorporation under the Plan without the need for shareholder approval prior to closing an Exchange Agreement;

4.

The Board of Directors are authorized under the Plan to issue common shares pursuant to an Exchange Agreement at the time of closing or in escrow in which effective control or majority ownership of the Company is given to the acquired or acquiring business entity without the need of shareholder approval.

5.

The Board of Directors may amend the Company’s By-Laws and  amend the Company’s fiscal year to a date established and set forth in an Exchange Agreement without the need of shareholder approval.

6.

The Board of Directors is authorized and directed to conduct a shareholder meeting with the consent of a majority of the shareholders at such time as set by the Board of Directors within forty-five (45) days of the closing of the Exchange Agreement, but no sooner than ten (10) days following the Company’s filing of an 8K under the Securities Act of 1934 (“Act”) giving full financial disclosure and the mailing of an Information Statement pursuant to the Act.

6.1.4

Establishment of Reserve.

The Liquidating Trustee selected by the Creditors’ Committee shall establish an adequate reserve to pay pro-rata distributions to holders of Disputed Claims in the event that such Claims are subsequently Allowed, as shall be set by the Court after notice and hearing.

6.1.5

Appointment of the Liquidating Trustee and Responsibilities of Liquidating Trustee.

Upon the Confirmation Date, the Liquidating Trustee shall be appointed to serve as Liquidating Trustee under this Plan until death, resignation or discharge.  The Liquidating Trustee, with the consent and oversight of the Creditors Committee, shall be responsible for the distribution of the Property of the Estate pursuant to the terms and conditions set forth in this Plan and those contained in the Liquidating Trust Agreement to be filed with the Bankruptcy Court ten (10) days before the hearing on the Confirmation Order.

6.1.6

Recovery of Avoided Transfers

In addition, the Committee and the Liquidating Trustee reserves all rights of recovery under § 550 of the Bankruptcy Code

6.1.6.1

A copy of this Plan and the Confirmation Order shall constitute a sufficient warrant of the Liquidating Trustee’s authority and right to recover any avoided transfer and commence any proceeding before the Bankruptcy Court or any other court, panel or forum with jurisdiction to adjudicate such action for recovery of avoided transfers.

6.1.6.2

The Committee shall have the right to move to subordinate or disallow claims of any insider or former officer of the Debtor, subject to further order of the Bankruptcy Court, whether or not supported by the Liquidating Trustee.

6.1.7

Compensation of the Liquidating Trustee.

In addition to reimbursement for the actual out of pocket expenses incurred by the Liquidating Trustee, and any and all professionals employed or retained by the Liquidating Trustee shall be entitled to reasonable compensation for services rendered in connection with the implementation of this Plan.  With respect to compensating the professionals employed or retained by the Liquidating Trustee, such compensation shall be in an amount and on such terms as may be agreed to by the Liquidating Trustee, with the consent and oversight of the Committee, and the particular professional employed or retained by the Liquidating Trustee.  Any dispute with respect to such compensation shall be resolved by agreement among the parties, including the Committee, or if the parties are unable to agree, as determined by the Bankruptcy Court.

6.1.8

Distributions to Classes of Allowed Claims.

6.1.8.1

Distributions to Holders of Allowed Claims in Class 1, 3 and 4:

Upon the Effective Date or as soon as thereafter reasonably practical, the Liquidating Trustee shall distribute cash in accordance with the Plan: (i) to holders of Allowed Administrative Claims and Allowed Priority Tax Claims; (ii) to holders of Allowed Claims in Class 1; (iii) to holders of Allowed Claims in each of Classes 3; and (iv) to holders of Allowed Claims in Class 4.  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

6.1.8.2

Distributions to Holders of Allowed Class 5 Interests:

There will be no remaining Property of the Estate to distribute after payment to   Allowed Administrative Claims, Allowed Priority Tax Claims, the holders of Allowed Claims in Classes 1, 3, 4 and all post-confirmation expenses, including, without limitation, the fees and expenses of the Liquidating Trustee and the professionals employed or retained by the Liquidating Trustee.

6.1.9

Resolution of Claims and Closing Bankruptcy Case

Notwithstanding anything contained herein to the contrary, the Bankruptcy Case shall remain open until all of the Claims have been resolved, all of the Property of the Estate has been liquidated and the Liquidating Trustee has made all of the disbursements required to be made hereunder.  Once all of the Claims have been resolved, all of the Property of the Estate has been liquidated and the Liquidating Trustee has made all of the disbursements required to be made hereunder, the Liquidating Trustee shall file with the Clerk of Bankruptcy Court a statement of distribution in accordance with D.N.J. LBR 3021-1 and a motion pursuant to Bankruptcy Code §350 requesting the entry of a Final Decree closing the Bankruptcy Case.  Upon the entry of a Final Decree, the Bankruptcy Case shall be closed.

ARTICLE 7

DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND

PROVISION FOR TREATMENT OF DISPUTED CLAIMS

7.1

Distribution to Holders of Allowed Claims.

Distributions to each holder of an Allowed Claim shall be made: (i) at the address set forth in the Schedules; (ii) at the address set forth on the proof of claim or any amendment thereto filed by a particular Claimant, if different from the address listed in the Schedules; or (iii) at the address listed in any written notice of address change received by the Liquidating Trustee on or prior to the Effective Date.

7.2

Disputed Claims.

Except as otherwise provided in this Plan in paragraph 4.5, no payments shall be made with respect to all or any portion of a Disputed Claim unless and until any and all objections to such Disputed Claim have been determined by a Final Order or otherwise resolved.  Payments and distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan.

7.3

Contingent Claims.

For purposes of this Plan, any and all Claims that are contingent or unliquidated in nature or subject to disallowance pursuant to Bankruptcy Code §502(e) shall be deemed disallowed as of the Effective Date, notwithstanding the absence of any objection filed thereto.

7.4

Claim Objections Which Are Pending As Of The Effective Date.

Claim Objections which are pending as of the Effective Date may be prosecuted after such date.  Notwithstanding the occurrence of the Effective Date, the objecting party shall have the discretion to litigate to judgment, settle (with notice and approval by the Bankruptcy Court pursuant to Bankruptcy Rule 9019) or withdraw its objection to the Disputed Claim(s).

7.5

Post-Effective Date Claim Objections.

Following the occurrence of the Effective Date, only the Liquidating Trustee and the Committee with respect to claims referred to in paragraph 6.1.4 supra. may make and file new objections to Claims provided, however, (i) neither the Liquidating Trustee nor the Committee have previously filed an objection with respect to such claim or claims and/or (ii) that any such objections be filed with the Bankruptcy Court within one hundred eighty (180) days after the Effective Date.  Such objections shall be served upon the holder of the Claim to which an objection is made.  The Liquidating Trustee shall have the discretion to litigate to judgment, settle (with notice and approval by the Bankruptcy Court pursuant to Bankruptcy Rule 9019) or withdraw its objection to the Disputed Claim(s).  The Committee shall have the right to intervene in any Claim objection not involving a member of the Committee.

ARTICLE 8

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1

Executory Contracts and Unexpired Leases.

Except as otherwise provided for in this Plan, any and all executory contracts and unexpired leases which are not expressly assumed by the Debtor or which are not the subject of a pending motion to assume on or prior to the Confirmation Date shall be deemed rejected by the Confirmation Order.

8.2

Rejection Claims’ Bar Date.

Any claim resulting from the Debtors’ rejection of any executory contract or unexpired lease must be filed with the Bankruptcy Court, and served upon the Liquidating Trustee, within thirty (30) days following the rejection of such executory contract or unexpired lease.  A claimant’s failure to file, timely, a claim for rejection damages shall result in the disallowance of such Claim and the holder of such Claim shall be forever barred from asserting such Claim.  Any and all Allowed Claims arising out of the rejection of any executory contract or unexpired lease shall be treated in accordance with the provisions of this Plan relating to Class 4 Claims.

8.3

Deadline to Object to Rejection Claims.

Except as otherwise provided for herein, any party in interest can file an objection to a claim for damages resulting from the Debtors’ rejection of any executory contract or unexpired lease.  Objections to such Claims may be filed at any time prior to the later of: (i) the one hundred eightieth (180th) day following the filing of such Claim; or (ii) the one hundred eightieth (180th) day following the occurrence of the Effective Date.  Any objection which is not filed timely shall be deemed waived by all parties-in-interest.

ARTICLE 9

ACCEPTANCE OR REJECTION OF PLAN

9.1

Impaired Classes to Vote.

Each Class of creditors and interest holders holding impaired Claims or Interests shall be entitled to vote as a Class to accept or reject the Plan.

9.2

Acceptance By Class of Creditors.

In accordance with Bankruptcy Code §1126(c), a Class of creditors shall have accepted the Plan if: (a) the Class is not impaired; or (b) the Plan is accepted by creditors of such Class that hold at least two-thirds of the aggregate dollar amount and more than one-half in the number of the Allowed Claims of creditors of such class that vote to accept or reject the Plan.

9.3

Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.

To the extent that any Class of Claims, entitled to vote, votes to reject the Plan, the Debtor will request confirmation of this Plan in accordance with Bankruptcy Code §1129(b).

ARTICLE 10

DISCHARGE, RELEASE, SETTLEMENT AND INJUNCTION

10.1

Discharge and Release of Claims.

10.1.1

Release of the Estate.  Upon the Effective Date, each Claimant, holder of an Interest, and all parties in interest shall be deemed to forever release and waive all Claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, in any way relating to the Debtors or the Debtors’ Estate that such entity has, had or may have against: (i) the Debtor; (ii) the Property of the Estate; (iii) the Debtors’ agents, advisors, attorneys and representatives (except as specifically provided in paragraph 10.4 below, excluding, the Debtors’ current and former directors, officers, employees, shareholders and professionals); (iv) the Committee; (v) the Committee’s agents, advisors, attorneys and representatives; (vi) the Liquidating Trustee; (vii) the Liquidating Trustee’s attorneys, advisors and representatives; and (viii) any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan.  Each Claimant, holder of an Interest and all parties in interest, to the fullest extent possible under applicable law, shall be deemed to forever release and waive all claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place after the Effective Date in any way relating to the Debtors or the Estate that such entity has, had or may have against: (i) the Debtors; (ii) the Property of the Estate; (iii) the Debtors’ agents, advisors, attorneys and representatives (except as specifically provided in paragraph 10.4 below); (iv) the Committee; (v) the Committee’s agents, advisors, attorneys and representatives; (vi) the Liquidating Trustee; (vii) the Liquidating Trustee’s attorneys, advisors and representatives; and (viii) any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan.  The administrative claims of professionals shall not be deemed discharged by the order of confirmation.

10.1.2

Release and Injunction Provisions.   Except as otherwise provided for herein or in the Confirmation Order, the entry of the Confirmation Order shall permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is subject to this Plan or who have held, currently hold or may hold an Interest that is subject to this Plan from taking any of the following actions in respect of such Claim, debt or liability or Interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estate, the Liquidating Trustee or any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan  (ii) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against Property of the Estate; (iii) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Estate or property thereof; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due and owing the Estate; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

10.2

Exclusions of Liability.  Except for their own gross negligence, willful misconduct or fraud, neither the Debtors, the Committee, the Liquidating Trustee, Focus Tech, and  any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan, nor any of their respective members, officers, directors, employees, attorneys, agents or professionals, nor the heirs, executors, administrators, successors or assigns of any or all of the foregoing, shall have or incur any liability to any Person for any action taken since September 24, 2003 (the “Petition Date”) or omitted to be taken prior to the Effective Date in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of this Plan, the Disclosure Statement, or any other contract, instrument, release, agreement or other document created or entered into, or any act since the Petition Date taken or omitted to be taken prior to the Effective Date, in connection with this Plan or the Bankruptcy Case.  This provision shall not affect or prohibit the consideration of any matter in connection with the allowance, disallowance, determination, or reconsideration of any fees allowed or to be allowed to any professional retained in connection with this matter.  The exclusions of liability set forth herein shall not be effective to exclude claims to subordinate or object to claims of the insiders of the Debtor or its former officers.  The release and injunction provisions hereof shall apply to any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan.

10.3

Successor Liability.  Upon entry of the Confirmation Order, there shall be no successor liability for claims against the Debtors and/or EliteAgents Leasing, Inc.  No holder of any claim, lien or debt, whether secured, priority tax,  non-priority unsecured claim or any interest against such entities will have any rights or claims that survive confirmation.  In addition, any and all claims against EliteAgents Leasing, Inc. shall be subject to paragraph 10.1.1 and 10.1.2 hereinabove.  Accordingly, holders of claims against EliteAgents Leasing, Inc. including state and federal taxing authorities, shall be permanently enjoined as of the Effective Date from proceeding against the Debtors, its stockholders, officers, directors, responsible parties or any company into which the Debtors are merged or which merges into the Debtors, on or after the Effective Date of the Plan.

10.4 Committee’s Right to Pursue Directors & Officers Claims.  The Committee shall have thirty (30) days post-effective date to file any potential claims against Directors & Officers.  If the Committee does not file a claim within the initial thirty-day period any such claims will be deemed waived provided, however, that the time to object may be further extended if the Committee files an application seeking an extension which shall be granted upon a minimal showing of cause so long as the application is filed prior to the expiration of the initial thirty-day period or the expiration of any extended deadline.

ARTICLE 11

MODIFICATION OF THE PLAN

11.1

Modification Before the Confirmation Date.

The Committee and the Debtors, as proponents of the Plan, shall have the exclusive right to modify this Plan at any time prior to the Confirmation Date.  Notwithstanding anything contained herein to the contrary, the Debtors and the Committee may not modify the Plan so that the Plan, as modified, fails to meet the requirements of Bankruptcy Code §1122 and §1123.  Once the Debtors and the Committee files a modification with the Court, the Plan, as modified, becomes the Plan.

11.2

Modification After the Confirmation Date.

The Liquidating Trustee shall have the exclusive right to modify this Plan at any time after the Confirmation Date provided, however, that any modification occurs prior to the substantial consummation of the Plan.  Notwithstanding anything contained herein to the contrary, the Liquidating Trustee may not modify the Plan so that the Plan, as modified, fails to meet the requirements of Bankruptcy Code §1122 and §1123.  The Plan, as modified, becomes the Plan under this subsection only if the Court, after notice and a hearing, confirms the modified  Plan pursuant to Bankruptcy Code §1129 and the circumstances warrant such modification.

11.3

Defects, Omissions, And Inconsistencies.

Subject to Bankruptcy Court approval, the Debtors and the Committee may remedy any defect or omission or reconcile any inconsistencies in the Plan or amend the Plan in such manner as may be necessary to carry out the purpose and effect of this Plan, provided, however, that such remediation does not materially and adversely affect the interest of creditors.

ARTICLE 12

RETENTION OF JURISDICTION

12.1

From and after the entry of the Confirmation Order, the Court shall retain such jurisdiction as is legally permissible over the Bankruptcy Case, including, but not limited to, the following:

12.1.1

to hear and determine any and all objections to the allowance of any Claim or Interest or any controversy as to the classification, subordination or allowance of any Claim or Interest;

12.1.2

to hear and determine any and all applications by professionals for the Debtor and the Committee for compensation and reimbursement of expenses that were incurred prior to the Confirmation Date, as well as to hear and determine Claims sought to be treated under section 507(a)(1) of the Bankruptcy Code;

12.1.3

to enable the Liquidating Trustee or the Committee to prosecute any and all proceedings contemplated and which have been reserved by the Plan;

12.1.4

to liquidate any disputed, contingent or unliquidated Claims;

12.1.5

to enforce the provisions of this Plan;

12.1.6

to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of this Plan;

12.1.7

to allow for a modification of the Plan pursuant to §1127 of the Bankruptcy Code;

12.1.8

to hear and determine any issue arising under §1145 of the Bankruptcy Code;

12.1.9

to determine such other matters as may be provided for in the Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

12.1.10

 to determine any disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan including, without limitation, the rights and obligations of the Liquidating Trustee;

12.1.11

 to enable the consummation of the Plan and to resolve any disputes arising with respect thereto;

12.1.12

 to hear and determine all Claims arising from the rejection of executory contracts or unexpired leases to which the Debtor(s) are a party;

12.1.13

 to consider and act on the compromise and settlement of any Claim or cause of action by or against the Estate, respectively;

12.1.14

 to adjudicate all Claims to a security interest in any property of the Debtors or in any proceeds thereof;

12.1.15

 to hear and determine any and all controversies regarding the releases, waivers, guarantees and subordination rights affected by the Plan;

12.1.16

 to enter such orders as are necessary or appropriate to carry out the provisions of this Plan, including, but not limited to, requiring an accounting for funds or other property received or held that belong to the Estate and disgorgement of same and the holding of private, public or auction sales of Property of the Estate;

12.1.17

 to hear and determine all Professional Fee applications and fee disputes, including, without limitation, the allowance of post-Effective Date fees and expenses;

12.1.18

 to adjudicate and determine any and all adversary proceedings permissible under the Plan and either the Bankruptcy Code or Bankruptcy Rules; and

12.1.19

 to issue injunctions, enter and implement other orders or to take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation or enforcement of this Plan;

12.1.20

to allow for the entry of a final decree closing the Bankruptcy Case.

ARTICLE 13

THE COMMITTEE

13.1

The Committee shall continue in existence until entry of the final decree, and shall continue to exercise its applicable powers and obligations pursuant to 11 U.S.C. §1103.

ARTICLE 14

MISCELLANEOUS

14.1

Filing of Additional Documents.

On or before the Effective Date, the Debtors, the Committee and the Liquidating Trustee may file with the Bankruptcy Court such agreements and other documents which may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.  In addition, the Bankruptcy Court, to the extent necessary, shall direct any party, including, without limitation, the Debtor, the Committee or the Liquidating Trustee, to execute all appropriate documents and instruments to implement or further the provisions of this Plan.

14.2

Transfer Taxes.

The transfer of any Property of the Estate or any shares of interest in the Debtor or of any shares of any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan, or the recording of any deed, lease or other instrument executed and delivered in connection herewith, from time to time shall be free and clear of any and all stamp or similar taxes imposed upon the making or delivery of an instrument of transfer pursuant to Bankruptcy Code 1146(c).

14.3

Recordation of the Plan and Confirmation Order.

A true, certified copy of the Plan and the Confirmation Order may be recorded in any public place appropriate for such recordation.  Pursuant to Bankruptcy Code §1146(c), the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.  In order to effectuate Bankruptcy Code §1146(c), each recorder of deeds or similar official for any county, city or governmental unit in which deeds for the transfer of any Property of the Estate is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such deeds for recording and promptly record such deeds.

14.4

Unclaimed Property.

Unclaimed Property shall be returned to the Liquidating Trustee who shall deposit such property into a reserve.  All Unclaimed Property deposited in this reserve shall be held, in trust, for the benefit of the holders of Allowed Claims entitled to receive such property for a period of three (3) months following the original distribution date of such Unclaimed Property.  At the expiration of this three (3) month period and assuming the holders of Allowed Claims entitled to receive such Unclaimed Property do not reclaim this property, then the holders of Allowed Claims entitled to receive such Unclaimed Property shall cease to be entitled thereto and the Liquidating Trustee shall be authorized to distribute the Unclaimed Property in accordance with the terms and conditions of this Plan and the priority of distribution set forth herein.

Trustee’s Fees.

All fees due and owing to the United State Trustee under 28 U.S.C. § 1930 shall be paid on the Effective Date.

Respectfully submitted,

ELITEAGENTS MORTGAGE SERVICES, INC. AND

MILESTONE CAPITAL, INC.,

By:___/s/ Charles DeMory

Charles DeMory

DUANE MORRIS LLP,

A Delaware Limited Liability Partnership

William S. Katchen, Esquire (WSK-8966)

A Member of the Firm

744 Broad Street

Newark, New Jersey 07102

(973) 424-2000

Attorneys for Debtors-in-Possession,

EliteAgents Mortgage Services, Inc.

and Milestone Capital, Inc.

ARENT FOX PLLC By: Schuyler G. Carroll, Esq. (SC-0100) 1675 Broadway New York, New York 10019 (212) 484-3900 Attorneys for the Official Committee of Unsecured Creditors

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